Exhibit 17.3

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned Shareholder(s) of the SM&R Equity Income Fund, a series of SM&R Investments, Inc. (the “Registrant”), hereby appoint(s) Teresa E. Axelson and Michele S. Lord or any one of them, as proxies to act at the Special Meeting of Shareholders (the "Special Meeting") to be held on [June 11], 2010, at 2450 South Shore Boulevard, Suite 400, League City, Texas 77573, at 9:00 a.m. (Central time), and at any adjournment thereof.

The proxies named will vote the shares represented by this proxy in accordance with the choices made on this ballot.  Discretionary authority is hereby conferred as to all other matters as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE REGISTRANT. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

1.	For shareholders of SM&R Equity Income Fund, to approve an Agreement and Plan of Reorganization pursuant to which Equity Income Fund, a series of California Investment Trust, would acquire all of the assets of SM&R Equity Income Fund in exchange for Class A Shares of Equity Income Fund to be distributed pro rata by SM&R Equity Income Fund to its shareholders of Class A Shares, for Class B Shares of Equity Income Fund to be distributed pro rata by SM&R Equity Income Fund to its shareholders of Class B Shares and for Direct Shares of Equity Income Fund to be distributed pro rata by SM&R Equity Income Fund to its shareholders of Class T Shares, in complete liquidation and termination of SM&R Equity Income Fund.

FOR [ ] AGAINST [ ] ABSTAIN [ ]

YOUR VOTE IS IMPORTANT Please complete, sign and return this card as soon as possible.

Dated

Signature

Signature (Joint Owners)

Please sign this proxy exactly as your name appears on the books of the Registrant. Joint owners should each sign personally.  Directors and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

You may also vote your shares by touchtone phone by calling 1-800-__-___
or through the Internet at www._______.com